                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             ALLEGHANY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 26, 1996 AT 2:00 P.M., LOCAL TIME
                               ------------------

                        CHICAGO TITLE AND TRUST COMPANY
                             171 NORTH CLARK STREET
                                  TENTH FLOOR
                               CHICAGO, ILLINOIS

     Notice is hereby given that the 1996 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at Chicago Title and Trust Company, 171 North Clark Street, Tenth Floor, Chicago, Illinois, on Friday, April 26, 1996 at 2:00 p.m., local time, for the following purposes:

        1. To elect three directors for terms expiring in 1999.

        2. To consider and take action upon a proposal to ratify the selection of KPMG Peat Marwick LLP, independent certified public accountants, as auditors for the Company for the year 1996.

        3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the meeting in person.

                                        By order of the Board of Directors

                                                  ROBERT M. HART
                                      Senior Vice President, General Counsel
                                                   and Secretary
March 28, 1996                                             [Recycled Paper Logo]

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT

                               ------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 26, 1996

                               ------------------
     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1996 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 28, 1996.

     The Board of Directors has fixed the close of business on March 1, 1996 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1996 Annual Meeting.

     On March 1, 1996, there were outstanding and entitled to vote 7,056,993 shares of Common Stock. The number of shares of Common Stock as of March 1, 1996, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 26, 1996 to stockholders of record at the close of business on April 1, 1996.

PRINCIPAL STOCKHOLDERS

     As of March 1, 1996, approximately 36.6 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr. and their sisters, Grace Kirby Culbertson and Ann Kirby Kirby, primarily through a number of family trusts.

---------------

* See Note (4) on page 3.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1996 of certain persons believed by the Company to be the beneficial owners of more than five percent of such class of securities.

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                         ------------------------------------------------------------------
                           SOLE VOTING          SHARED VOTING
    NAME AND ADDRESS      POWER AND SOLE     POWER AND/OR SHARED                   PERCENT
   OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER        TOTAL        OF CLASS
----------------------   ----------------    -------------------     -------       --------
F.M. Kirby...............      281,020             607,012           888,032(1)      12.6
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963

Allan P. Kirby, Jr.......      598,105                  --           598,105(2)       8.5
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945

Grace Kirby Culbertson...      135,592             250,483           386,075(3)       5.5
  Blue Mill Road
  Morristown, NJ 07960

Ann Kirby Kirby..........      317,881             392,786           710,667(4)      10.1
  c/o Carter,
  Ledyard & Milburn
  2 Wall Street
  New York, NY 10005

Southeastern Asset
  Management, Inc........          (5)                 (5)           670,965(5)       9.5
  6075 Poplar Avenue
  Suite 900
  Memphis, TN 38119

Neuberger & Berman L.P...      156,315             408,308           408,308(6)       5.8
  605 Third Avenue
  New York, NY 10158

---------------
(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 415,448 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 191,564 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 170,676 shares directly.

(2) Includes 73,946 shares of Common Stock held by the children of Allan P. Kirby, Jr. as to which Mr. Kirby holds an irrevocable power of attorney; 305,655 shares held by a trust of which Mr. Kirby is co-trustee and beneficiary; and 7,727 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan. Mr. Kirby disclaims beneficial ownership of the Common Stock held by his children. Mr. Kirby held 210,777 shares directly.

(3) Includes 40,263 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 135,592 shares directly.

(4) Ann Kirby Kirby has disclaimed being a controlling person or member of a controlling group with respect to the Company, and has declined to supply information with respect to her ownership of Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1995 by Old Alleghany or the Company; if Mrs. Kirby continued to hold 710,667 shares together with all stock dividends received in consequence through the date hereof, her beneficial ownership would have increased by 172,952 shares. The Company has not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock; therefore, it does not know whether she has beneficially owned more than ten percent of its Common Stock since January 1, 1995 nor whether she was required to file such reports with the Securities and Exchange Commission, the New York Stock Exchange and the Company pursuant to the rules governing the reporting of securities transactions by directors, officers and ten-percent stockholders.

(5) According to an amendment dated February 1, 1996 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 490,325 shares, shared voting power over 142,448 shares and no voting power over 38,192 shares, for a total of 670,965 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 527,393 shares, shared dispositive power over 142,448 shares and no dispositive power over 1,124 shares. O. Mason Hawkins, Chairman of the Board and Chief Executive Officer of Southeastern, joined in the filing of Southeastern's amendment to its
    Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with, or ownership of, its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that some or all of the 142,448 shares over which Southeastern had shared voting and dispositive power were owned by two separate series of Longleaf Partners Funds Trust, formerly Southeastern Asset Management Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended. Neither series owned five percent or more of these shares.

(6) According to a Schedule 13G statement filed by Neuberger & Berman L.P., a broker-dealer and investment advisor, which statement was most recently amended on February 12, 1996, Neuberger & Berman L.P. had sole voting power over 156,315 shares and shared dispositive power over 408,308 shares, which number includes those shares over which it had sole voting power. The statement indicated that Neuberger & Berman L.P. was deemed to be a beneficial owner since it had shared power to make decisions whether to retain or dispose of the securities of many unrelated clients, but it disclaimed any economic interest in such securities, stating that its clients were the actual owners of the securities and had the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. None of these clients had an interest that related to five percent or more of these securities. The statement also indicated that the shares reported therein as being beneficially owned did not include 4,837 shares owned by partners of Neuberger & Berman L.P. in their personal securities accounts. Neuberger & Berman L.P. disclaimed beneficial ownership of these shares since such shares were purchased with the personal funds of such partners and each such partner has exclusive dispositive and voting power over the shares held in his or her account.

                            1. ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine members.

     S. Arnold Zimmerman, whose term expires this year, is retiring from the Board of Directors at age 76, and is not a nominee for election for an additional term. F.M. Kirby, Paul F. Woodberry and Roger Noall have been nominated by the Board of Directors for election as directors at the 1996 Annual Meeting, each to serve for a term of three years, until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. F.M. Kirby and Woodberry were last elected by stockholders of the Company at their Annual Meeting on April 23, 1993. Mr. Noall has been nominated by the Board of Directors to fill the vacancy resulting from Mr. Zimmerman's retirement.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1996 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1997 or 1998.

                                   ------------------
Nominee for Election:                                       Chairman of the Board, Alleghany Corporation;
F.M. Kirby                                                  director, World Minerals Inc. Member of the
Age 76                                   [PHOTO]            Executive Committee.
Director since 1958

                                   ------------------

                                   ------------------
                                                            Financial Consultant; director, BF
Nominee for Election:                                       Enterprises, Inc., World Minerals Inc., URC
Paul F. Woodberry                        [PHOTO]            Holdings Corp. and its subsidiaries, and
Age 68                                                      Alleghany Properties, Inc. and its
Director since 1979                                         subsidiary.
                                   ------------------

                                   ------------------
Nominee for Election:                                       Senior Executive Vice President, Chief
Roger Noall                                                 Administrative Officer, General Counsel and
Age 60                                   [PHOTO]            Secretary, KeyCorp (banking).


                                   ------------------
                                                            President, Alleghany Corporation; director,
                                   ------------------       Burlington Northern Santa Fe Corporation,
                                                            Armco Inc., Chicago Title and Trust Company,
John J. Burns, Jr.                                          Chicago Title Insurance Company, The Chicago
Age 64                                   [PHOTO]            Trust Company, Mineral Holdings Inc., World
Director since 1968                                         Minerals Inc., and URC Holdings Corp. and its
Term expires in 1997                                        subsidiaries. Chairman of the Nominating
                                   ------------------       Committee and member of the Executive
                                                            Committee.
                                   ------------------
Dan R. Carmichael                                           President and Chief Executive Officer, IVANS,
Age 51                                                      Inc. (communications technology and
Director since 1993                      [PHOTO]            remarketer). Member of the Audit and
Term expires in 1997                                        Compensation Commitees.

                                   ------------------

                                  ------------------
William K. Lavin                                            Financial Consultant. Chairman of the Audit
Age 51                                                      Committee and member of the Compensation
Director since 1992                    [PHOTO]              Committee.
Term expires in 1997

                                  ------------------

                                  ------------------
                                                            President, Liberty Square, Inc.
Allan P. Kirby, Jr.                                         (investments); management of family and
Age 64                                 [PHOTO]              personal affairs; director, Chicago Title and
Director since 1963                                         Trust Company, Chicago Title Insurance
Term expires 1998                                           Company, and The Chicago Trust Company.
                                  -------------------       Chairman of the Executive Committee.

                                  -------------------

John E. Tobin                                               Retired Partner, law firm of Dorsey &
Age 72                                 [PHOTO]              Whitney. Member of the Executive and
Director since 1968                                         Nominating Committees.
Term expires 1998
                                  ------------------

                                  ------------------
James F. Will                                               President and Chief Executive Officer and
Age 57                                                      director, Armco Inc. (steel manufacturing and
Director since 1992                    [PHOTO]              metals processing); director, AK Steel
Term expires 1998                                           Corporation. Member of the Audit Committee.

                                  ------------------

     All of the foregoing persons have had the principal occupations indicated throughout the last five years (or have retired from the principal occupations indicated), except as follows. Mr. Noall has served as Senior Vice President and Chief Administrative Officer of KeyCorp since March 1, 1994, and has served in the additional positions of General Counsel and Secretary since September 1, 1995. Prior to March 1, 1994, Mr. Noall was Vice Chairman of the Board and Chief Administrative Officer of Society Corporation (banking). Mr. Noall joined KeyCorp on that date upon the merger of Society Corporation and KeyCorp. Mr. Carmichael became President and Chief Executive Officer of IVANS, Inc. on July 15, 1995. Mr. Carmichael served as President and Chief Executive Officer of Anthem Casualty Insurance Group, Inc. from February 1993 until July 15, 1995; he also was President and Chief Executive Officer of The Shelby Insurance Company from January 1987 to February 1993 and from June 1994 to July 15, 1995. The Shelby Insurance Company was owned by the Company from 1986 through 1991. Mr. Lavin served as Vice Chairman of the Board and Chief Executive Officer of Woolworth Corporation (retailing) until September 1994; he served as Chairman of the Board and Chief Executive Officer from June 30, 1993 to May 1994, as Executive Vice President -- Finance and Administration and Chief Financial Officer from May 1991 to June 30, 1993 and as Executive Vice
President -- Finance and Chief Financial Officer prior thereto. Prior to April 24, 1992, Mr. Will was employed by Cyclops Industries, Inc. (steel manufacturing) as President and Chief Executive Officer. Mr. Will joined Armco Inc. on that date as President and Chief Operating Officer upon the merger of a wholly owned subsidiary of Armco Inc. and Cyclops Industries, Inc., and became President and Chief Executive Officer of Armco Inc. effective January 1, 1994.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers, and are among the principal stockholders of the Company.

     The Board of Directors held eight meetings in 1995. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board on which he served that were held during the period of his service in 1995.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. This committee held three meetings in 1995.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and of the most highly paid employees of its division and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate. Mr. Zimmerman is the Chairman of the Compensation Committee, and will cease to be a member of this committee upon the expiration on April 26, 1996 of his term as a director of the Company. This committee, which held three meetings in 1995, also administers the Company's 1983 Long-Term Incentive Plan (under which the right to make awards of incentive compensation terminated on December 31, 1992) and the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. Mr. Zimmerman is a member of the Nominating Committee, and will cease to be a member of this committee upon the expiration of his term as a director of the Company. The Nominating Committee did not meet in 1995. Mr. Noall was nominated for election as a director of the Company at meetings of the Nominating Committee held in 1996.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1996 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                        --------------------------------------------------------------------
                          SOLE VOTING         SHARED VOTING
                           POWER AND          POWER AND/OR
       NAME OF          SOLE INVESTMENT     SHARED INVESTMENT                     PERCENT OF
   BENEFICIAL OWNER          POWER                POWER            TOTAL            CLASS
----------------------  ---------------     -----------------     -------         ----------
F.M. Kirby............      281,020              607,012          888,032(1)         12.58
Paul F. Woodberry.....       11,327               14,092           25,419(2)          0.36
Roger Noall...........          485                   --              485             0.01
John J. Burns, Jr.....       22,143                   --           22,143(3)          0.31
Dan R. Carmichael.....        1,115                   --            1,115(2)(4)       0.02
William K. Lavin......        1,327                   --            1,327(2)          0.02
Allan P. Kirby, Jr....      598,105                   --          598,105(5)          8.47
John E. Tobin.........        9,022                   --            9,022(2)          0.13
James F. Will.........        1,115                   --            1,115(2)          0.02
S. Arnold
  Zimmerman(6)........        5,636                   --            5,636(2)          0.08
David B. Cuming.......       23,138                   --           23,138             0.33
Robert M. Hart........        2,345                   --            2,345             0.03
Peter R. Sismondo.....           --                2,256            2,256             0.03
Richard P. Toft(7)....        5,385                   --            5,385             0.08

---------------

(1) See Note (1) on page 2.

(2) Includes 7,727 shares of Common Stock in the case of Messrs. Woodberry and Tobin, 4,281 shares of Common Stock in the case of Mr. Zimmerman, 1,033 shares of Common Stock in the case of Messrs. Lavin and Will, and 340 shares of Common Stock in the case of Mr. Carmichael, issuable under stock options granted pursuant to the Directors' Stock Option Plan and the Amended and Restated Directors' Stock Option Plan.

(3) Includes 937 shares of Common Stock owned by Mr. Burns's wife or daughter. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(4) Includes 321 shares of Common Stock owned by Mr. Carmichael's wife or son. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5) See Note (2) on page 3.

(6) Mr. Zimmerman will retire as a director of the Company this year and is not a nominee for an additional term. He is included in the above table pursuant to Securities and Exchange Commission rules.

(7) Mr. Toft resigned as Senior Vice President of the Company effective October 16, 1995, and is included in the above table pursuant to Securities and Exchange Commission rules.

     All directors and executive officers as a group (13 persons, including Messrs. Zimmerman and Toft) beneficially owned 1,585,523 shares, or 22.4 percent, of the outstanding Common Stock (adjusted to include shares of Common Stock issuable upon exercise of stock options); such directors and executive officers had sole voting and investment power with respect to 960,905 shares, shared voting and/or investment power with respect to 623,360 shares and no voting or investment power with respect to 1,258 shares.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer, the four other most highly compensated executive officers of the Company serving as executive officers at the end of 1995, and Richard P. Toft, who would have been among the four other most highly compensated executive officers of the Company but for his resignation as Senior Vice President of the Company effective October 16, 1995.

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------
                                                  ANNUAL COMPENSATION            LONG-TERM         ALL
                                                                 OTHER ANNUAL    INCENTIVE        OTHER
        NAME AND PRINCIPAL                             BONUS     COMPENSATION   PLAN PAYOUTS   COMPENSATION
             POSITION               YEAR    SALARY      (1)          (2)           (3)(4)          (5)
----------------------------------  ----   --------   --------   ------------   ------------   ------------
John J. Burns, Jr.,                 1995   $550,000   $586,815     $179,110      $  843,061     $   86,882
  President and                     1994    500,000    681,801      331,311              --         78,540
  chief executive officer           1993    500,000    257,930        2,515         631,960         78,120

F.M. Kirby,                         1995   $300,000   $     --     $ 11,347      $1,065,727     $   58,207
  Chairman of the Board             1994    300,000    183,885       15,060              --         62,499
                                    1993    300,000    148,005       12,073         798,840         60,472

David B. Cuming,                    1995   $287,100   $232,702     $ 99,286      $  402,027     $   45,907
  Senior Vice President             1994    267,100    199,465       73,860              --         41,637
                                    1993    252,000    117,162        1,223         301,560         39,101

Robert M. Hart,                     1995   $287,100   $237,646     $ 89,288      $  402,027     $   56,673
  Senior Vice President and         1994     77,904    197,149       65,627              --             --
  General Counsel since September
  1994 and Secretary since January
  1, 1995

Peter R. Sismondo,                  1995   $140,000   $ 51,222     $ 18,234      $  186,425     $   21,772
  Vice President, Controller,       1994    130,000     30,483          114              --         19,627
  Assistant Secretary and, since    1993    117,300     26,990           97         139,720         17,768
  January 1, 1995, Treasurer

Richard P. Toft,                    1995   $392,087   $129,047     $ --          $1,519,586     $4,093,196
  Senior Vice President until       1994    396,250    178,396       --             327,480        119,092
  October 16, 1995; President,      1993    377,500    254,812        1,670         721,511         94,783
  Chief Executive Officer and,
  since January 25, 1994, Chairman
  of Chicago Title and Trust
  Company ("CT&T"); Chairman and,
  prior to January 25, 1994, Chief
  Executive Officer of Chicago
  Title Insurance Company

---------------
(1) Except for amounts listed for Mr. Toft, these amounts represent (i) bonuses paid under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers (other than Mr. Toft) for achieving specified net earnings per share and/or individual objectives; (ii) for each of Messrs. Burns, Cuming, Hart and Sismondo, an award in 1995 of shares of Common Stock under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"), valued at $196,500, $98,250, $98,250 and $19,650, respectively; and (iii) for each of Messrs. Burns, Cuming and Hart, an award in 1994 of shares of Common Stock under the 1993 Plan valued at $366,094, $73,219 and $73,219, respectively. Amounts listed for Mr. Toft represent bonuses paid under the Presidents' Plan of CT&T, which is a short-term incentive plan designed to reward Mr. Toft for CT&T's achievement of specified after-tax operating income and Mr. Toft's achievement of specified individual objectives (such bonuses do not include additional amounts earned under such plan in each of the reported years, payment of which was deferred and is subject to adjustment to reflect title insurance policy claims experience in the year of the deferral and for three years thereafter, as more fully explained in Note (2) to the table relating to long-term incentive plans; the deferred amount for 1995 is reported below in such table).

(2) These amounts represent payments for reimbursement of taxes, including reimbursement of taxes incurred in respect of the awards of shares of Common Stock under the 1993 Plan, as described in Note (1) above, and the reimbursement itself.

(3) Except for amounts listed for Mr. Toft, these amounts represent payouts in settlement of performance shares awarded under the Company's 1983 Long-Term Incentive Plan (the "1983 Plan") (or in the case of Mr. Hart, the 1993
    Plan). Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined pursuant to the 1983 Plan or 1993 Plan, as the case may be) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock. The amount listed for Mr. Toft in 1995 includes a payout in settlement of performance units awarded under CT&T's Executive Performance Unit Plan of 1992 (the "CT&T 1992 Plan"). The CT&T 1992 Plan provided for payouts in cash of performance units for the award period 1992-94 based upon the amount of CT&T's net operating income as defined, the achievement of specified levels of CT&T's return on equity and the application of a multiplier relating to CT&T's expense ratio in each year of the award period. The amount listed for Mr. Toft in 1993 includes a payout in settlement of performance units awarded under CT&T's Performance Unit Incentive Plan of 1989 (the "CT&T

    1989 Plan"). Each performance unit entitled the holder thereof to a payout of $1.00 in cash for each $1 million of cumulative operating income (after provision for taxes and for annual dividends equal to 6 percent of each year's beginning net worth) of CT&T and its subsidiaries in a three-year award period commencing with the year in which the performance unit was awarded. Payouts under the CT&T 1989 Plan were increased or decreased by the application of a multiplier based on CT&T's return on equity and a second multiplier based on dividends actually or constructively paid by CT&T. In addition, the amount listed for Mr. Toft in 1993 includes $227,360 in settlement of performance shares awarded under the 1983 Plan; each such amount was paid one-half in cash and one-half in Common Stock. The 1995, 1994 and 1993 amounts also include amounts in respect of earlier bonus deferrals under the Presidents' Plan of CT&T. A portion of the cash bonus earned by Mr. Toft under the Presidents' Plan of CT&T in each of 1992, 1991 and 1990 was deferred and was subject to reduction in the event of unfavorable title insurance claims experience during 1992-95, 1991-94 and 1990-93, respectively, for policies written in the first year of each such period. Mr. Toft was entitled to receive each of the deferred amounts in full with interest, as well as a related incentive payment, limited to four times the amount of the deferral. Such payouts are included in the table as follows: (i) the 1995 amount includes $83,522 representing the portion of Mr. Toft's bonus that was deferred in 1992, $14,965 representing interest earned thereon during such period, and $334,088 representing a related incentive payment; (ii) the 1994 amount includes $63,125 representing the portion of Mr. Toft's bonus that was deferred in 1991, $11,855 representing interest earned thereon during such period, and $252,500 representing a related incentive payment; and (iii) the 1993 amount includes $33,394 representing the portion of Mr. Toft's bonus that was deferred in 1990, $9,621 representing interest earned thereon during such period, and $111,754 representing a related incentive payment.

(4) There were no payouts of long-term incentive compensation in 1994 other than to Mr. Toft under the Presidents' Plan of CT&T, as explained in Note (3) above. The payouts for the award period ending in 1993 would ordinarily have been made in early 1994 but were accelerated into December 1993 in view of the enactment of the Revenue Reconciliation Act of 1993 which removed a cap, formerly at $135,000, on earnings received after December 31, 1993 that would be subject to the Medicare hospital insurance payroll tax payable by the Company and its employees. The 1993 amounts represent payouts for only one award period because the payout for the award period ending in 1992 which would ordinarily have been made in early 1993 was accelerated into December 1992 in view of an anticipated increase in individual tax rates in 1993 and a proposal to implement a $1 million limitation on the amount of compensation deductible by the Company or CT&T with respect to any single individual. The payouts for the award period ending in 1994 were made in the normal course in early 1995.

(5) The 1995 amounts listed for Messrs. Burns, Kirby, Cuming, Hart and Sismondo include (i) savings benefits of $82,187, $45,000, $42,940, $12,560 and
    $20,938, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $3,180, $13,207, $1,517, $598 and $127, respectively, pursuant to Securities and Exchange Commission rules, of life insurance policies maintained by the Company on their behalf. The 1995 amounts listed for Messrs. Burns, Cuming, Hart and Sismondo also include compensation of $1,515, $1,450, $1,450 and $707, respectively, in respect of other insurance coverage. In addition, the 1995 amount for Mr. Hart includes $42,065, representing a cash payment in 1995 to Mr. Hart in lieu of participation in the Company's Deferred Compensation Plan during the first year of his employment by the Company. The 1995 amount listed for Mr. Toft represents (i) $64,121 accrued under the CT&T Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T until retirement and which provides post-retirement monthly income of 2 percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary; (ii) $16,632 credited to Mr. Toft's account under the CT&T Savings and Profit Sharing Plan, which is a 401(k) plan offering CT&T employees an opportunity to save a portion of their income on a tax-deferred basis, and providing for matching CT&T contributions; (iii) benefits, valued at $4,068 pursuant to Securities and Exchange Commission rules, of a split-dollar insurance arrangement maintained by CT&T on behalf of Mr. Toft; and (iv) in connection with his resignation as Senior Vice President of the Company effective October 16, 1995 and exercise of certain rights under his employment agreement with CT&T and the Company in contemplation of his retirement from his executive positions at CT&T, expected to occur in 1996, cash payments and Common Stock aggregating $4,008,375 to which Mr. Toft is, or to which he may be, entitled based upon the assumptions described below. Pursuant to Mr. Toft's exercise of such rights under his employment agreement, he became entitled to the following: (i) a lump sum payment (less required withholding) of $1,445,250 (representing two times the sum of (a) his salary, plus (b) his average annual bonus in the preceding three years including the amount deferred in each such year under the Presidents' Plan of CT&T, as more fully explained in Note (3) above), and (ii) based upon the assumptions described below, cash and Common Stock valued in the aggregate at $1,599,979, representing the payout of a long-term incentive award granted in 1992 to Mr. Toft and the pro rata value through December 31, 1995 of long-term incentive awards granted in 1993 and 1994 to Mr. Toft. Although Mr. Toft is expected to retire from his executive positions at CT&T, he will remain as non-executive Chairman of CT&T and assume the position of Chairman and Chief Executive Officer of CT&T's wholly owned subsidiary Alleghany Asset Management, Inc. ("AAM"). It has been agreed that the long-term incentive awards granted in 1993, 1994 and 1995 to Mr. Toft will be continued through the relevant payment dates, provided that Mr. Toft continues to hold either of such positions through such dates. The value of such continuation of awards, based upon the assumptions described below, is $963,146. If Mr. Toft ceases to be non-executive Chairman of CT&T and Chairman and Chief Executive Officer of AAM prior to such payment dates, such incentives will be continued until the end of the year in which Mr. Toft no longer holds either of such positions. For purposes of the Summary Compensation Table, the amounts due in respect of amounts deferred in 1993, 1994 and 1995 under the Presidents' Plan of CT&T (which deferral program is explained in Note (2) to the table relating to long-term incentive plans) have been valued on the assumption that CT&T's title insurance claims experience during the relevant periods will require that such amounts be paid in full; the amounts due in respect of Mr. Toft's awards for the 1994-96 award period and one-half of the amounts due in respect of his awards for the 1995-98 award period, which are based on CT&T's financial performance, have been valued based upon CT&T's actual return on equity, expense ratio and net operating results for 1994 and 1995, and CT&T's planned return on equity, expense ratio and net operating results for 1996, 1997 and 1998; and the remaining amounts due in respect of Mr. Toft's awards for the 1995-98 award period, which are based on the Company's financial performance, have been valued at the maximum estimated future payouts, using $197.375 as the value of one share of Common Stock, which is the mean of the high and low sales prices of Common Stock on December 31, 1995.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1995

                                                    PERFORMANCE
                                 NUMBER OF              OR                 ESTIMATED FUTURE PAYOUTS
                                  SHARES,          OTHER PERIOD                 UNDER NON-STOCK
                                   UNITS               UNTIL                 PRICE-BASED PLANS(1)
                                    OR              MATURATION        -----------------------------------
            NAME              OTHER RIGHTS(1)        OR PAYOUT        THRESHOLD      TARGET      MAXIMUM
----------------------------  ---------------     ---------------     ---------     --------     --------
F.M. Kirby                             --                  --               --            --          --
John J. Burns, Jr.                  4,428             1996-99         $  2,175            --     $870,102
David B. Cuming                     2,106             1996-99         $  1,035            --     $413,829
Robert M. Hart                      2,106             1996-99         $  1,035            --     $413,829
Peter R. Sismondo                   1,081             1996-99         $    531            --     $212,417
Richard P. Toft                   $43,016(2)          1995-98               --       224,789(2)       --

---------------

(1) These amounts represent performance shares awarded under the Company's 1993 Plan. Such amounts do not reflect antidilution adjustments made in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 26, 1996 to stockholders of record at the close of business on April 1, 1996. Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period 1996-99, measured from a base of $10.00, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The calculations of estimated future threshold payouts (at 8.01 percent growth) and maximum payouts (at 12 percent growth) use $196.50 as the value of one share of Common Stock, which is the mean of the high and low sales prices of Common Stock on the date of the awards. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

(2) These amounts represent the portion of the cash bonus earned in 1995 by Mr. Toft under the President's Plan of CT&T which was deferred and is subject to reduction to reflect unfavorable title insurance claims experience during 1995-98 for policies written in 1995. If such experience compares favorably with (i) a pre-established hypothetical claims experience deemed acceptable by the Board of Directors of

    CT&T, and/or (ii) the historical claims experience during 1992-97 for policies written in 1992, 1993 and 1994, Mr. Toft will be entitled to receive such deferred amount in full with interest; in addition, Mr. Toft will be entitled to a related incentive payment, limited to four times the amount of the deferral. The target value shown is a representative amount, assuming the title insurance policy claims experience in 1995-98 for policies written in 1995 will be identical to such experience in 1992-95 for policies written in 1992, and further assuming identical interest rates in the two periods. This award does not have threshold or maximum payout amounts. Mr. Toft received no other long-term incentive award in 1995 in view of his resignation as Senior Vice President of the Company effective October 16, 1995 and his contemplated retirement from his executive positions at CT&T, expected to occur in 1996. Mr. Toft has assumed the positions of Chairman and Chief Executive Officer of AAM, and long-term incentive arrangements in respect thereof have been established.

                              PENSION PLAN TABLES

The Company's Retirement Plan

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or alternative, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average salary, which is defined as the highest average annual base salary (not including any non-cash compensation, annual incentive bonuses, long-term incentive bonuses, restricted stock or other extraordinary compensation, payments, allowances or reimbursements) over a consecutive three-year period during the last ten years of employment (base salaries being the amounts that would appear in the salary column of the Summary Compensation Table for the relevant years); however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the Company. The Retirement Plan was amended in March 1996 to provide that in the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability adjusted annually for inflation, and such participant's period of disability will be treated as continued employment for all plan purposes, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include such increase. The Company is entitled to deduct the amounts of its contributions and tax payments under the plan in the year in which such contributions and payments are taxable to the participant.

     A participant may retire as early as age 55, but the benefit payable at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65. Pursuant to an amendment to the Retirement Plan adopted in March 1995, the benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement, and the savings accruing to the Company of providing the benefit commencing at a later date but, except as described below, there are no actuarial adjustments for late retirement. Mr. Kirby was entitled to an actuarial adjustment of his benefit to reflect 10.4 years beyond his 65th birthday prior to such amendment, and that adjustment was preserved in the Retirement Plan as amended. The Retirement Plan as amended also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election, and provides an increased death benefit for any surviving spouse of a participant over age 65 who does not elect to receive benefits prior to the actual date of retirement.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on January 1, 1996 at age 65, had achieved the average salary and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                      YEARS OF SERVICE
                         AVERAGE                  -------------------------
                          SALARY                     10          15 OR MORE
          --------------------------------------  --------       ----------
          $125,000..............................  $ 53,788        $  80,682
           150,000..............................    64,546           96,819
           175,000..............................    75,303          112,955
           200,000..............................    86,061          129,091
           225,000..............................    96,819          145,228
           250,000..............................   107,576          161,364
           300,000..............................   129,091          193,637
           400,000..............................   172,122          258,183
           450,000..............................   193,637          290,456
           500,000..............................   215,152          322,729
           600,000..............................   258,183          387,274
           700,000..............................   301,213          451,820
           800,000..............................   344,244          516,366

     As of December 31, 1995, the credited years of service for Messrs. Burns, Kirby, Cuming, Hart and Sismondo were 27.8, 28.3, 19, 6.3 and 8, respectively. In connection with Mr. Hart's employment by the Company in September 1994, Mr. Hart received a special grant in 1994 of five credited years of service prior to such employment. As of December 31, 1995, the average salary of each of Messrs. Burns, Kirby, Cuming, Hart and Sismondo for purposes of the plan was $515,972, $596,000, $268,122, $286,684 and $128,878, respectively.

CT&T's Pension Plan and Excess Benefits Pension Plan

     CT&T's Pension Plan provides to employees who meet its eligibility requirements, including Mr. Toft, retirement income in the form of monthly life annuity payments after their retirement. CT&T's Excess Benefits Pension Plan restores benefits to certain employees, including Mr. Toft, whose benefits are limited under CT&T's Pension Plan due to provisions in the Internal Revenue Code of 1986, as amended, regarding the maximum amount of benefits payable under qualified plans.

     The following table shows the estimated annual retirement benefit payable under CT&T's Pension Plan (reflecting the Social Security offset described below) to a participant who, upon retirement on January 1, 1996 at age 65, had achieved the final average annual covered remuneration and years of service indicated. The amounts shown include the additional sums payable under CT&T's Excess Benefits Pension Plan. The amounts shown assume payment in the form of a straight life annuity, with payment continuing for a period of ten years from retirement if the participant dies during such period.

FINAL AVERAGE                            YEARS OF SERVICE
ANNUAL COVERED     ------------------------------------------------------------
 REMUNERATION         15           20           25           30           35
--------------     --------     --------     --------     --------     --------
   $125,000        $ 28,666     $ 38,221     $ 47,776     $ 57,332     $ 66,887
    150,000          35,041       46,721       58,401       70,062       81,762
    175,000          41,416       55,221       69,026       82,832       96,637
    200,000          47,791       63,721       79,651       95,582      111,512
    225,000          54,196       72,221       90,276      108,332      126,387
    250,000          60,541       80,721      100,901      121,082      141,262
    300,000          73,291       97,721      122,151      146,582      171,012
    400,000          98,791      131,721      164,651      197,382      230,512
    500,000         124,291      165,721      207,151      248,582      290,012

     A participant's accrued benefit under CT&T's Pension Plan, expressed as a monthly annuity starting at age 65, is calculated by multiplying his final average annual covered remuneration by 1.7 percent, dividing by twelve and multiplying the result by his years of credited service not exceeding thirty-five. Final average annual covered remuneration is defined as the highest average monthly base salary (excluding bonuses and overtime pay and subject to certain tax limitations, but including any amount by which an employee's compensation is reduced to make before-tax contributions under CT&T's Savings and Profit Sharing Plan or any similar plan) over a consecutive 60-month period during the last 120 months of employment, multiplied by twelve. Pursuant to CT&T's Pension Plan and Excess Benefits Pension Plan, such salary is determined using amounts which would appear in the salary column in the Summary Compensation Table for the relevant years. The benefit is reduced by a portion of the participant's Social Security benefits. A participant may retire as early as age 55, but the benefit payable to him at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65, unless he has reached age 62 and has at least twenty years of service.

     As of December 31, 1995, Mr. Toft's credited years of service were 35, and his average annual covered remuneration was $387,750. In connection with his exercise of certain rights under his employment agreement with CT&T and the Company in contemplation of his retirement from his executive positions at CT&T, expected to occur in 1996, Mr. Toft was granted an additional year of service under the CT&T Pension Plan and Excess Benefits Pension Plan, which gave him the maximum 35 years of credited service.

Such credited service also includes Mr. Toft's years of service with the former owner of CT&T, Lincoln National Corporation. In addition, CT&T has agreed to hold Mr. Toft harmless on an after-tax basis against any diminution of his lump sum retirement benefits from November 1995 to the date of Mr. Toft's retirement from his executive positions at CT&T. Upon such retirement Mr. Toft will be eligible to receive benefits under CT&T's Pension Plan and Excess Benefits Pension Plan.

                  COMPENSATION ARRANGEMENTS UPON RESIGNATION,
             RETIREMENT OR OTHER TERMINATION; EMPLOYMENT AGREEMENT

     In addition to the Company's Retirement Plan, which is described above, Messrs. Burns, Kirby, Cuming, Hart and Sismondo participate in a death benefit plan which provides that a participant who is an employee at the time of death will receive a death benefit equal to twice the amount of his annual salary at January 1 of the year of his death.

     Mr. Toft exercised certain rights under his employment agreement with CT&T and the Company, which had an initial term from January 1, 1992 to December 31, 1994, and which was extended to December 31, 1995. In connection with Mr. Toft's exercise of such rights under the agreement, he became entitled to receive certain benefits which are more fully described in Note (5) to the Summary Compensation Table, "Pension Plan Tables," and "Compensation Committee Report on Executive Compensation."

     Mr. Toft is prohibited, for a period of two years commencing December 31, 1995, from being involved in a business which competes with the title insurance business of CT&T and from soliciting customers or employees of CT&T. He is permitted to return to his former employer, Lincoln National Corporation, but is barred for two years from involvement in any title insurance business conducted by Lincoln National. Mr. Toft is also prohibited forever from disclosing confidential information of CT&T.

     The Company is a guarantor of CT&T's obligations under the employment agreement in the event that there is a change in control of CT&T and CT&T thereafter defaults on its obligations.

     In addition to CT&T's Pension Plan, CT&T's Excess Benefits Pension Plan, Mr. Toft's employment agreement and other arrangements in contemplation of his retirement from his executive positions with CT&T, which are described above, Mr. Toft participates in CT&T's Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T until retirement. The plan provides post-retirement monthly income of two percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary. Benefits are actuarially reduced for early retirement between the ages of 55 and 65. Payments under the plan are payable for life or ten years, whichever is greater. Mr. Toft will be eligible to receive benefits under CT&T's Executive Salary Continuation Plan upon his retirement from his executive positions at CT&T, expected to occur in 1996.

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $26,000, payable one-half in cash and one-half in shares of the Company's Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $4,500, and each other member thereof receives an annual fee of $3,600. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives in May of each year his retainer for the following year's service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of the Company's Common Stock, based on the market value (as defined in the plan) of such shares, and one-half in cash. On May 8, 1995, each eligible director received eighty-two shares of Common Stock.

     Pursuant to the Amended and Restated Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On May 1, 1995, each such director received an option to purchase 1,000 shares of Common Stock at a price of $155.25 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the Company's subsidiaries CT&T and Chicago Title Insurance Company, including Allan P. Kirby, Jr., receives an annual retainer of $15,000 for his services as such, as well as $650 for each board meeting attended. In addition, each member of the Finance, Audit and Personnel Committees of these boards, including Mr. Kirby, receives $650 for each committee meeting attended. In 1995, Mr. Kirby received a total of $26,050 for services in these capacities.

     Each of the non-employee directors of the Company's subsidiary URC Holdings Corp. and its subsidiaries, including Mr. Woodberry, receives an annual retainer of $18,000 for his services as such, as well as $750 for each board meeting attended or conference telephone meeting attended. In addition, each member of the Compensation Committee of these boards, including Mr. Woodberry, receives $750 for each committee meeting attended. In 1995, Mr. Woodberry received a total of $24,000 for services in these capacities. Each of the non-employee directors of the Company's subsidiary Alleghany Properties, Inc. ("API"), including Mr. Woodberry, receives an annual retainer of $25,000 for his services as such, which Mr. Woodberry received in 1995. In addition, in 1995 the Company authorized the grant to Mr. Woodberry of a long-term incentive award equal to
1.5 percent of the proceeds in excess of $90 million from the sale of the real estate assets owned by API and its subsidiary. The payment of such incentive will be made twice a year commencing at the end of the year in which such proceeds exceed $90 million, which was the net book value of such assets at the time API acquired such assets in connection with the sale of the Company's former retail banking subsidiary. The incentive will be paid in shares of the Company's Common Stock (valued at $186.12 per share, which is equal to the book value per share of the Common Stock as of December 31, 1995) or, in the discretion of the Compensation Committee, in a combination of Common Stock (as so valued) and cash in an amount not to exceed one-half of such payout. In the event that Mr. Woodberry is terminated without cause after a change in control of the Company or after more than 50 percent of the book value of the real estate assets of API has been sold, the incentive shall be paid on the basis of the aggregate of (i) the cash proceeds and book value of non-cash proceeds realized to the date of his termination, plus (ii) the book value or appraised value (depending on the type of asset) of the real estate assets of API remaining unsold on the date of his termination. Mr. Woodberry also provides consulting services to the Company and certain of its subsidiaries and received $294,583 in respect of such services performed in 1995.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are William K. Lavin, S. Arnold Zimmerman and Dan R. Carmichael. Mr. Zimmerman's term as a director expires this year and, because he is retiring from the Board of Directors and is not a nominee for an additional term, he will cease to be a member of this Committee at that time. Mr. Carmichael was President and Chief Executive Officer of the Shelby Insurance Company from January 1987 to February 1993 and from June 1994 to July 15, 1995; the Company owned The Shelby Insurance Company from 1986 through 1991.

     John J. Burns, Jr., the Company's President and chief executive officer, serves on the Compensation Committee of the Board of Directors of Armco Inc. ("Armco"). James F. Will, who is a director of the Company, is President and Chief Executive Officer and a director of Armco.

     As of March 1, 1996, the Company and its subsidiaries owned 5,643,355 shares of Armco common stock, or 5.3 percent of the outstanding common stock of Armco. A portion of such shares was acquired upon the merger in April 1992 of Cyclops Industries, Inc., formerly a wholly owned subsidiary of the Company, into a wholly owned subsidiary of Armco. As a condition of the merger, the Company and certain of its affiliates agreed to refrain from acquiring more than 15 percent of the outstanding voting securities of Armco for five years from the date of the merger.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the three non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the

Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company for 1993, 1994 and 1995 consisted chiefly of annual compensation in the form of salary and cash bonuses under short-term incentive plans, and compensation paid under long-term incentive plans. Most of the cash bonuses paid under the short-term incentive plans were tied to the financial results of the Company (or in the case of Mr. Toft, who is Chairman, President and Chief Executive Officer of CT&T, the financial results of CT&T). All the compensation paid under the long-term incentive plans was tied both to the price of the Common Stock* and to the financial results of the Company (except that in the case of Mr. Toft a substantial part of such compensation was tied solely to the financial results of CT&T). These relationships between the executive officers' compensation, on the one hand, and the financial results of the Company (or CT&T) and the price of the Common Stock, on the other, help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of the performance goals under which the compensation is to be paid prior to

---------------

* The long-term incentive plan payouts in the Summary Compensation Table on page 12 (other than those made to Mr. Toft) reflect appreciation in the market price of the Common Stock (adjusted for stock dividends) from the beginning of the respective award periods through the respective payment dates as follows:

                                     MARKET PRICE
                                     AT BEGINNING        MARKET PRICE
YEAR OF PAYOUT     AWARD PERIOD     OF AWARD PERIOD     ON PAYMENT DATE
--------------     ------------     ---------------     ---------------
     1995             1991-94           $ 76.59             $150.55
     1993             1990-93           $ 80.81             $134.56

payment of such compensation, and certification by the committee that the performance goals have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation." To that end, the 1993 Plan was amended, and submitted to and approved by the stockholders of the Company at the 1995 Annual Meeting of Stockholders, so that compensation payable pursuant to certain long-term incentive awards under the 1993 Plan as amended may qualify for deductibility under Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan, described below, to comply with Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the performance goals under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize an executive officer's contribution as appropriate.

     With respect to other compensation that may be paid to executive officers of the Company in the future, the Compensation Committee will consider the requirements of Section 162(m) and will make determinations based upon the best interests of the Company and its stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually, and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations. For 1993, 1994 and 1995, Mr. Kirby, at his request, received no salary increase from 1992 year-end levels. For 1994 and 1993, Mr. Burns, at his request, received no salary increase from 1992 year-end levels.

     Mr. Toft had an employment agreement with CT&T and the Company which entitled him to receive a salary at an annual rate of at least $377,500, to participate in all CT&T incentive and benefit plans, and to enjoy specified fringe benefits. Adjustments to Mr. Toft's salary in excess of the minimum were made based upon the same factors considered in respect of adjustments to the salaries of the Company's other executive officers, as well as general business conditions at CT&T. Salary adjustments at CT&T are typically made in April of the year in question. In 1995, Mr. Toft's salary was not increased from its 1994 level until August 1995 due to poor business conditions. In addition, prior thereto Mr. Toft's salary was decreased temporarily, along with the salaries of other highly compensated CT&T employees, also due to poor business conditions.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan or, with respect to Mr. Toft, the Presidents' Plan of CT&T. Both plans are designed to reward officers for the achievement of specified corporate and/or individual objectives. Bonus opportunities under these short-term incentive plans are generally adjusted from year to year in proportion to changes in salaries, except as noted below. For 1995, no annual bonus opportunity was established for Mr. Kirby. Maximum annual bonus opportunities for 1995, measured as a percentage of the salaries simultaneously established for that year, ranged from 90 percent in the case of Mr. Toft and 75 percent in the case of Mr. Burns to 25 percent in the case of the most junior executive officer. The percentage for Mr. Burns represents an increase from 67 percent of salary in 1994. The increased bonus opportunity in 1995 reflects the Compensation Committee's continued desire to tie a greater proportion of the total annual compensation of the President to the financial results of the Company. Despite the increase for Mr. Burns, and except in the case of Mr. Toft, bonus opportunities for executive officers of the Company as a percentage of salaries are believed to be modest relative to prevailing practices in a broad cross-section of American industry and reflect the Company's policy of emphasizing long-term corporate performance and, hence, long-term incentive compensation.

     For 1995, the portion of the cash bonus opportunities which depends on corporate objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 1995-1999. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan, as adjusted to the extent that gains related to the

Company's holdings of shares of common stock of Burlington Northern Santa Fe Corporation included in the Company's Strategic Plan were not realized in 1995. The Company's net earnings per share exceeded 110 percent of plan for 1995, as so adjusted; therefore, the maximum amounts were earned on that portion of the cash bonus opportunities that was dependent on corporate objectives.

     The corporate objective applicable to Mr. Toft under the Presidents' Plan of CT&T for 1995 was the achievement by CT&T of a specified after-tax operating income, which was based on planned after-tax operating income for the year as contained in CT&T's Financial Plan in effect at 1994 year-end. The target amount was to be earned if plan after-tax operating income was achieved, the threshold amount was to be earned at target income minus $5,000,000, and the maximum amount was to be earned at target income plus $5,000,000. No amount was to be earned if after-tax operating income was less than the threshold amount. CT&T's after-tax operating income was less than the threshold amount; therefore, Mr. Toft did not receive a cash bonus in respect of the corporate objective applicable to him.

     The remainder of the cash bonus opportunities of the executive officers of the Company under the short-term incentive plans for 1995 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer upon authority delegated by the Board of Directors, subject, in Mr. Toft's case, to the approval of the CT&T Board of Directors. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto.

     Eighty percent of Mr. Burns's opportunity was based on the corporate objective of net earnings per share, as discussed above. The remaining 20 percent was based on his achievements with respect to his individual objectives, including the consummation of a significant investment in an operating company and the study of the long-term prospective vitality of the title insurance industry. While his individual objectives were not specifically met in 1995, the Chairman recognized that Mr. Burns worked intensively and effectively on matters closely related to them, including investigating significant acquisition opportunities with the willingness to abandon acquisitions that could not be consummated on attractive terms, and attending to various matters at CT&T. The Board of Directors and the Compensation Committee accepted the recommendation of the Chairman that Mr. Burns be paid a special bonus equal to 75 percent of such individual opportunity but otherwise unrelated to the Management Incentive Plan in recognition of his other achievements for 1995.

Long-Term Incentive Plans

     In addition to annual compensation, the Company provides to its executive officers long-term incentives under the 1993 Plan.* This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. Most of the awards to the Company's executive officers under the 1993 Plan and the 1983 Plan have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts have been generally made one-half in cash and one-half in Common Stock. Except for performance shares awarded to Mr. Toft, maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined pursuant to the 1993 Plan and the 1983 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share is determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate certain non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years.

---------------

* The 1993 Plan replaced the Company's 1983 Long-Term Incentive Plan (the "1983 Plan"), which was substantially similar to the 1993 Plan. The right to make awards of incentive compensation under the 1983 Plan terminated on December 31, 1992.

Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 1995 for the 1996-99 award period was determined by adjusting the prior year's award for changes in his salary from 1995 to 1996 and the price of the Common Stock from late 1994 to late 1995. Consequently, the performance share awards to executive officers made in 1995 for the award period 1996-99 (as measured by the market value of the Common Stock at the time of the grant) bore the same general relationship to such officers' salaries in 1996 as the performance share awards to such officers made in 1994 for the award period 1995-98 bore to such officers' salaries in 1995.

     Maximum payouts on performance shares awarded for the 1996-99 award period (assuming that the market price of the Common Stock on the payment date is the same as on the date of the award), expressed as a percentage of the salaries simultaneously established for 1996, would range from 143 percent in the case of Mr. Burns to 138 percent in the case of the most junior executive officer. In the case of the Company's most senior executive officers, these long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross-section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

     In December 1995, the Compensation Committee made special tax paid grants under the 1993 Plan to Messrs. Burns, Cuming, Hart and Sismondo of 1,000 shares of Common Stock, 500 shares of Common Stock, 500 shares of Common Stock and 100 shares of Common Stock, respectively (which grants are reflected in the columns labelled "Bonus" and "Other Annual Compensation" in the Summary Compensation Table). These awards were made in recognition of the success of the Company's significant equity investment in Burlington Northern Santa Fe Corporation and the implementation of Company-directed cost control measures and a revised compensation plan at CT&T.

     Mr. Toft had an employment agreement with CT&T and the Company, which was originally entered into as of January 1, 1992. In connection with Mr. Toft's resignation as Senior Vice President of the Company effective October 16, 1995 and exercise of certain rights under such agreement in contemplation of his retirement from his executive positions at CT&T, expected to occur in 1996, Mr. Toft became entitled to receive certain benefits under such agreement, more fully described in Note (5) to the Summary Compensation Table. In addition to the benefits provided by the agreement, Mr. Toft's long-term incentive awards, which were to be paid out based upon the pro rata value of such awards through December 31, 1995, were continued to the relevant payment date of such awards because Mr. Toft will continue to serve the Company as non-executive Chairman of CT&T and Chairman and Chief Executive Officer of AAM.

     Pursuant to the President's Plan of CT&T, a portion of the cash bonus earned by Mr. Toft thereunder in 1995 was deferred for three years and is subject to adjustment to reflect title insurance policy claims experience during 1995-98, in an effort to encourage better underwriting and claims control at CT&T. This deferral program is more fully explained in Note (2) to the table relating to long-term incentive plans.

     Mr. Toft received no other long-term incentive award in 1995 in view of his resignation as Senior Vice President of the Company and his contemplated retirement from his executive positions at CT&T. Long-term incentive arrangements in respect of Mr. Toft's positions as Chairman and Chief Executive Officer of AAM have been established.

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              William K. Lavin
                                              S. Arnold Zimmerman
                                              Dan R. Carmichael

                                              Compensation Committee
                                              of the Board of Directors

                               PERFORMANCE GRAPH

     The following is a graph which compares for the years 1991-95 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers.

     The Company is a moderately diversified business enterprise with the majority of its revenues currently generated by its title insurance and reinsurance operations and most of the remainder from its industrial minerals and steel fastener operations. Except for the steel fastener operations, all of these businesses were acquired within the last eleven years and are conducted through subsidiaries.

     The group of "peer" issuers includes publicly held, diversified financial services companies which were selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership; nevertheless, the Company believes that the "peer" issuers are significantly different from each other and from the Company due to the individual characteristics of their businesses. In addition to the Company, the group of "peer" issuers consists of the following: American Express Company, Loews Corporation, Old Republic International Corp., Transamerica Corporation, Lincoln National Corporation, Kemper Corporation and American Financial Group, Inc. (as of April 1995, the publicly held successor of American Premier Underwriters Inc.). ITT Corporation is no longer included in the group of "peer" issuers due to the division in December 1995 of ITT Corporation into three public companies that separately conduct the businesses formerly conducted by ITT Corporation.

                              [Performance Graph]

      Measurement Period
    (Fiscal Year Covered)             Alleghany        S&P 500       Peer Group
1990                                    100.00          100.00          100.00
1991                                    133.00          130.47          117.55
1992                                    163.46          140.41          140.98
1993                                    178.88          154.56          158.92
1994                                    193.27          156.60          160.08
1995                                    256.79          215.45          243.23

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested at the end of the month in which such dividends are received and the Company's annual two-percent stock dividends are included in the cumulative total stockholder return on the Common Stock; and (ii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year.

              2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent certified public accountants, as independent auditors for the Company for the year 1996. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG Peat Marwick LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG Peat Marwick LLP, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG Peat Marwick LLP notwithstanding the failure of the stockholders to ratify its selection.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG Peat Marwick LLP were Old Alleghany's auditors since 1947 and the Company's auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG Peat Marwick LLP will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

             3. ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                    4. STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 28, 1996 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1997 Annual Meeting, scheduled for Friday, April 25, 1997.

                           5. ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 1996 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $8,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART

                                                Senior Vice President, General
                                                     Counsel and Secretary

     March 28, 1996

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [/]


                                A vote FOR Items 1 and 2 is recommended by the Board of Directors

                                                                     For All
                                                    For    Withhold   Except                                 FOR   AGAINST   ABSTAIN

P  1. Election of Directors                         [ ]       [ ]       [ ]     2. Ratification of            [ ]     [ ]       [ ]
                                                                                   appointment of KPMG
     F.M. Kirby   Paul F. Woodberry   Roger Noall                                  Peat Marwick LLP as inde-
R                                                                                  pendent auditors for the
     INSTRUCTION: To withhold authority to vote                                    year 1996.
     for an individual nominee, write that
O    nominee's name in the following space:

     --------------------------------------------
X


Y


                                                                                                Dated ______________, 1996


                                                             __________________________________  _________________________________
                                                             Signature                           Signature

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS   Please sign exactly as your name or names appear hereon. For joint ac-
MADE.  IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE       counts, both owners should sign. When signing as executor, administra-
VOTED FOR ITEMS 1 and 2.                                     tor, attorney, trustee or guardian, etc., please give your full title.


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
                             ALLEGHANY CORPORATION
                   PROXY FOR ANNUAL MEETING ON APRIL 26, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and John
E. Tobin proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at Chicago Title and Trust Company, 171 North Clark Street, Tenth Floor,
Chicago, Illinois, on Friday, April 26, 1996 at 2:00 p.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy
Statement, and all other matters properly coming before the meeting.

      IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.